Exhibit 99.1

Bank of the James Announces Third Quarter, Nine Months 2017

Financial Results and Declaration of Dividend

Solid Year-Over-Year Growth in Loans, Net Interest Income, Interest Earning Assets

LYNCHBURG, Va., October 20, 2017 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the greater Lynchburg area (Region 2000), and the Charlottesville, Harrisonburg, and Roanoke, Virginia markets, today announced unaudited results for the three months and nine months ended September 30, 2017.

Net income for the three months ended September 30, 2017 was $1.02 million or $0.23 per diluted share compared with $1.06 million or $0.24 per diluted share for the three months ended September 30, 2016. Net income for the nine months ended September 30, 2017 was $2.56 million or $0.59 per diluted share compared with $2.99 million or $0.68 per diluted share for the nine months ended September 30, 2016.

Highlights

•	Interest income from earning assets, fueled primarily by increased commercial and construction lending, rose 11% in the third quarter of 2017 compared to the third quarter of 2016, and was up 9% for the nine months of 2017 compared to the nine months of 2016.

•	Net interest income before provision for loan losses rose 9% for the third quarter and 7% for the nine months of 2017 compared to the same periods of 2016.

•	In the third quarter of 2017, noninterest income increased to $1.32 million from $1.28 million a year earlier, primarily reflecting increased fee income from business-related electronic treasury management services and growth in gains on sale of residential mortgage loans.

•	Commercial & Industrial (C&I) lending increased 21% at September 30, 2017 from September 30, 2016. A larger portfolio of commercial loans contributed to Company-record net loans of $493.76 million, reflecting 6% growth since December 31, 2016, and 8% growth since September 30, 2016.

•	Total assets rose to a Company-record $619.34 million, up 8% from $574.20 million at December 31, 2016.

•	Asset quality ratios reflected continuing loan portfolio strength.

•	New Appomattox, Virginia banking facility slated to open in the fourth quarter of 2017.

•	Measures of shareholder value have consistently increased, as total stockholders’ equity grew 5% since December 31, 2016, retained earnings rose 17% since year-end 2016, and book value per share rose to $11.83 at September 30, 2017 compared with $11.29 per share at December 31, 2016.

•	Based on the results achieved in the third quarter, on October 17, 2017 the Company’s board of directors approved a $0.06 per share dividend payable to stockholders of record on December 1, 2017, to be paid on December 15, 2017.

Robert R. Chapman III, President and CEO, commented: “Our third quarter results provided the clearest indication to-date of the positive impact of our Company’s growth strategy. Our established presence in Charlottesville, Roanoke and Harrisonburg is driving loan and deposit growth, complementing a continuing solid performance of our operations in Region 2000. Deposit growth was a highlight of the quarter, reflecting the value of attracting deposits in these markets as part of a client relationship.

“Our loan total now includes approximately $90 million of loans from these three markets, and the contributions are reflected in the Company’s expanded interest income. Commercial banking in these markets has been growing, as have residential mortgage originations. We continue to focus on production and productivity throughout the organization, which we anticipate will be evident in earnings growth and building value for shareholders.”

Third Quarter 2017 Operational Review

Total interest income was $6.07 million in the third quarter of 2017, growing 11% compared with total interest income of $5.48 million in the third quarter of 2016, reflecting net loan growth. The average rate earned on loans, including fees, was 4.60% in the third quarter of 2017, up from 4.52% in the third quarter of 2016, and slightly higher than the average rates in the first and second quarters of 2017. The average rate earned on total earning assets in the third quarter of 2017 was 4.24%, reflecting relative stability in consecutive quarter comparisons.

Total interest expense was $786,000 in the third quarter of 2017 compared with $610,000 in the third quarter of 2016, and was up from $711,000 in the second quarter of 2017. The year-over-year increase partially reflected interest paid on capital notes issued in February 2017 and growth of interest-bearing accounts. The average rate paid on interest bearing accounts was 0.68% in the third quarter of 2017, compared with 0.61% in the third quarter of 2016. For the three months ended September 30, 2017, the Company’s net interest margin was 3.69% and net interest spread was 3.52%.

Net interest income increased to $5.28 million for the three months ended September 30, 2017 from $4.87 million for the three months ended September 30, 2016, primarily reflecting loan growth. Net interest income after provision for loan losses was $5.08 million for the three months ended September 30, 2017 compared with $4.72 million for the three months ended September 30, 2016. The Company’s provision for loan losses was $200,000 for the third quarter of 2017 compared with $145,000 in the comparable period of 2016, with the increase primarily resulting from loan growth.

Noninterest income, including gains from the sale of residential mortgages to the secondary market, and income from the bank’s line of treasury management services for commercial customers was $1.32 million in the third quarter of 2017 compared with $1.28 million in the third quarter of 2016. Income from service charges, fees and commissions, driven primarily by growth in fee income from treasury management services, increased to $479,000 in the third quarter of 2017 from $373,000 a year earlier. Gains on sale of loans held for sale rose to $694,000 compared with $593,000. These increases were partially offset by a decrease in gains on sales of securities from $218,000 in 2016 to $51,000 in 2017.

“The Company’s residential mortgage origination activity was strong,” said J. Todd Scruggs, Executive Vice President and CFO. “It continues to underscore the value of providing exceptional customer service and timely processing to earn business, combined with managing interest rate risk by selling longer-term, fixed rate loans to the secondary market. This strategy has enabled us to use all our experience in mortgage lending, combined with an appropriate strategy to manage rate risk in a low interest and uncertain market.”

Noninterest expense for the three months ended September 30, 2017 was $4.91 million compared with $4.45 million a year earlier, with the increase primarily reflecting the Company’s investment in an expanded banking team and market expansion.

Nine Months of 2017 Operational Overview

Total interest income of $17.43 million in the nine months of 2017 rose 9% compared to $16.01 million in the nine months of 2016, led by 9% increase in income received on loans. Net interest income in the nine months of 2017 increased to $15.26 million from $14.30 million in the nine months of 2016, primarily reflecting increased total interest income, partially offset by increased total interest expense related to capital notes issued and growth in time deposits and related interest. Net interest income after provision for loan losses increased to $14.52 million from $13.70 million a year earlier. The provision for loan losses was $745,000 compared with $595,000 a year earlier.

The Company’s net interest margin was 3.68% in the first nine months of 2017 compared with 3.80% a year earlier, and net interest spread was 3.52% compared with 3.66% for the nine months ended September 30, 2016. Average rates earned on loans, including fees, was 4.53% in the first nine months of 2017 and average rate earned on total earning assets was 4.20%, which were consistent with the margin and spread in the first half of 2017.

Noninterest income was $3.45 million for the nine months ended September 30, 2017 compared with $3.61 million for the nine months ended September 30, 2016. Noninterest income reflected higher year-over-year income from service charges, fees and commissions, with lower income from residential mortgages sold to the secondary market. Residential mortgage originations (and subsequent loan sales) accelerated in the third quarter of 2017, reflecting accelerated home buying activity and increasing contributions from the Roanoke, Charlottesville and Harrisonburg markets. Gains on sales of securities also decreased during the nine months ended September 30, 2017 to $113,000 from $446,000 for the same period a year ago.

Noninterest expense also increased during the first nine months of 2017, reflecting increases in all categories. The overall increase was related to the investment in expansion into Roanoke, Charlottesville and Harrisonburg.

Balance Sheet Review: Growth, Asset Quality

Total assets rose 8% to $619.34 million at September 30, 2017 from $574.20 million at December 31, 2016, and were up 11% from a year ago. The primary driver of asset growth continues to be loans held for investment, net of the allowance for loan losses, which totaled $493.76 million compared with $464.35 million at December 31, 2016.

“Market expansion and our ability to grow commercial & industrial, commercial real estate and construction lending have been critical to building our loan portfolio, particularly because we are retaining a relatively small number of residential mortgage loans,” said Chapman. “We believe our suite of loan, deposit and cash management options is giving us a distinct competitive advantage, and our team continues to do an outstanding job supporting these offerings. We are earning new business and are enjoying high levels of client retention.”

The Company’s commercial loan portfolio (primarily C&I) increased 21% to $101.58 million at September 30, 2017 from $84.28 million at September 30, 2016. Management noted the types of C&I loans reflect a diverse range of operating capital, equipment and facilities, and contributions from all the Company’s served markets. Owner occupied real estate loans, led by commercial real estate (CRE) lending, increased by $7.44 million year-over-year to $138.33 million, non-owner occupied real estate (primarily commercial and investment property) increased 5% year-over year, and total construction loans grew 15% to $26.33 million year-over-year.

Michael A. Syrek, Executive Vice President and Senior Loan Officer, noted: “Our focus in CRE has been larger properties such as office buildings, medical offices and apartment complexes. These properties tend to be very stable, and allow us to bring our full set of capabilities into play. We have deep experience in construction lending, which tends to be seasonal, and a strong relationships with a large and growing group of builders. Recent construction lending activity has been primarily focused on residential construction.”

Total deposits at September 30, 2017 were $560.52 million compared with $523.11 million at December 31, 2016. Noninterest bearing deposits, primarily reflecting increased commercial banking relationship business throughout the franchise, were $122.20 million compared with $102.65 million at December 31, 2016. Interest bearing demand and savings deposits were $255.78 million, essentially unchanged from year-end 2016, and time deposits increased to $182.53 million from $165.03 million at year-end 2016. Core deposits accounted for 67% of total deposits.

Asset quality was sound, with a nonperforming loans to total loans ratio of 0.47%, down from 0.54% at December 31, 2016. At September 30, 2017, the Company’s allowance for loan losses was $6.02 million compared with $4.95 million a year earlier. The increase primarily reflected the Company’s larger loan portfolio, with an allowance for loan losses to total loans of 1.20% compared with 1.22% at December 31, 2016 and 1.07% at September 30, 2016. Total nonperforming assets of $4.97 million were relatively unchanged from year-end 2016 and a year earlier. The Bank’s regulatory capital ratios continued to exceed accepted regulatory standards for a well-capitalized institution.

The Company grew measures of stockholder value. Total stockholders’ equity was $51.79 million compared with $49.42 million at December 31, 2016, retained earnings grew to $11.93 million from $10.16 million, and tangible book value per share increased to $11.83 from $11.29.

“Even through a period of significant investment in building our team of bankers and expanding our franchise, it has been a true credit to our people that we have consistently grown value for our shareholders,” said Chapman. “Granted, the bottom line has reflected our investments, but the value we are creating has consistently been evident, as has the ongoing quality of assets as we have grown.

“Although fourth quarter is historically slower in terms of business activity, we have good momentum and a pipeline of loans and relationship activity that gives us confidence in a strong end to the year and, we believe, good momentum going into 2018. We greatly appreciate the impressive efforts of our employees, and the ongoing support of clients and shareholders.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank operates 13 banking offices and two limited services offices in Virginia serving Altavista, Amherst, Appomattox, Bedford, Charlottesville, Forest, Harrisonburg, Lynchburg, Madison Heights, and Roanoke. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending Sep 30, 2017	Three months ending Sep 30, 2016	Change	Year to date Sep 30, 2017	Year to date Sep 30, 2016	Change
Interest income	$6,070	$5,477	10.83%	$17,430	$16,005	8.90%
Interest expense	786	610	28.85%	2,168	1,708	26.93%
Net interest income	5,284	4,867	8.57%	15,262	14,297	6.75%
Provision for loan losses	200	145	37.93%	745	595	25.21%
Noninterest income	1,319	1,281	2.97%	3,454	3,605	-4.19%
Noninterest expense	4,914	4,449	10.45%	14,237	12,893	10.42%
Income taxes	474	499	-5.01%	1,172	1,421	-17.52%
Net income	1,015	1,055	-3.79%	2,562	2,993	-14.40%
Weighted average shares outstanding - basic	4,378,436	4,378,436	0.00%	4,378,436	4,378,436	0.00%
Weighted average shares outstanding - diluted	4,378,519	4,378,436	N/M	4,378,524	4,378,436	N/M
Basic net income per share	$0.23	$0.24	$(0.01)	$0.59	$0.68	$(0.09)
Fully diluted net income per share	$0.23	$0.24	$(0.01)	$0.59	$0.68	$(0.09)

Balance Sheet at period end:	Sep 30, 2017	Dec 31, 2016	Change	Sep 30, 2016	Dec 31, 2015	Change
Loans, net	$493,764	$464,353	6.33%	$457,136	$430,445	6.20%
Loans held for sale	1,502	3,833	-60.81%	3,048	1,964	55.19%
Total securities	52,946	44,075	20.13%	43,226	38,515	12.23%
Total deposits	560,515	523,112	7.15%	507,397	467,610	8.51%
Stockholders’ equity	51,792	49,421	4.80%	51,015	48,196	5.85%
Total assets	619,336	574,195	7.86%	559,952	527,143	6.22%
Shares outstanding	4,378,436	4,378,436	—	4,378,436	4,378,436	—
Book value per share	$11.83	$11.29	$0.54	$11.65	$11.01	$0.64

Daily averages:	Three months ending Sep 30, 2017	Three months ending Sep 30, 2016	Change	Year to date Sep 30, 2017	Year to date Sep 30, 2016	Change
Loans, net	$487,051	$455,542	6.92%	$474,455	$441,834	7.38%
Loans held for sale	3,169	4,082	-22.37%	2,309	3,615	-36.13%
Total securities	54,791	42,263	29.64%	53,293	41,204	29.34%
Total deposits	551,629	501,171	10.07%	535,203	483,247	10.75%
Stockholders’ equity	51,984	50,160	3.64%	51,482	49,417	4.18%
Interest earning assets	574,214	520,087	10.41%	554,642	503,270	10.21%
Interest bearing liabilities	436,510	401,332	8.77%	425,959	388,559	9.63%
Total assets	612,447	552,347	10.88%	592,974	534,576	10.92%

Financial Ratios:	Three months ending Sep 30, 2017	Three months ending Sep 30, 2016	Change	Year to date Sep 30, 2017	Year to date Sep 30, 2016	Change
Return on average assets	0.66%	0.76%	(0.10)	0.58%	0.75%	(0.17)
Return on average equity	7.75%	8.34%	(0.59)	6.65%	8.10%	(1.45)
Net interest margin	3.69%	3.75%	(0.06)	3.68%	3.80%	(0.12)
Efficiency ratio	74.42%	72.36%	2.06	76.07%	72.02%	4.05
Average equity to average assets	8.49%	9.08%	(0.59)	8.68%	9.24%	(0.56)

Allowance for loan losses:	Three months ending Sep 30, 2017	Three months ending Sep 30, 2016	Change	Year to date Sep 30, 2017	Year to date Sep 30, 2016	Change
Beginning balance	$6,132	$4,887	25.48%	$5,716	$4,683	22.06%
Provision for losses	200	145	37.93%	745	595	25.21%
Charge-offs	(325)	(114)	185.09%	(551)	(492)	11.99%
Recoveries	13	35	-62.86%	110	167	-34.13%
Ending balance	6,020	4,953	21.54%	6,020	4,953	21.54%

Nonperforming assets:	Sep 30, 2017	Dec 31, 2016	Change	Sep 30, 2016	Dec 31, 2015	Change
Total nonperforming loans	$2,334	$2,550	-8.47%	$2,434	$3,406	-28.54%
Other real estate owned	2,639	2,370	11.35%	2,370	1,965	20.61%
Total nonperforming assets	4,973	4,920	1.08%	4,804	5,371	-10.56%
Troubled debt restructurings - (performing portion)	444	455	-2.42%	457	646	-29.26%

Asset quality ratios:	Sep 30, 2017	Dec 31, 2016	Change	Sep 30, 2016	Dec 31, 2015	Change
Nonperforming loans to total loans	0.47%	0.54%	(0.08)	0.53%	0.77%	(0.25)
Allowance for loan losses to total loans	1.20%	1.22%	(0.01)	1.07%	1.08%	(0.00)
Allowance for loan losses to nonperforming loans	257.93%	224.16%	33.77	203.49%	137.49%	66.00

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited) 9/30/2017	12/31/2016
Assets

Cash and due from banks	$22,806	$16,938
Federal funds sold	13,534	11,745

Total cash and cash equivalents	36,340	28,683

Securities held-to-maturity (fair value of $3,263 in 2017 and $3,273 in 2016)	3,282	3,299
Securities available-for-sale, at fair value	49,664	40,776
Restricted stock, at cost	1,505	1,373
Loans, net of allowance for loan losses of $6,020 in 2017 and $5,716 2016	493,764	464,353
Loans held for sale	1,502	3,833
Premises and equipment, net	11,725	10,771
Software, net	195	176
Interest receivable	1,596	1,378
Cash value - bank owned life insurance	12,932	12,673
Other real estate owned	2,639	2,370
Income taxes receivable	1,275	1,214
Deferred tax asset	2,067	2,374
Other assets	850	922

Total assets	$619,336	$574,195

Liabilities and Stockholders’ Equity

Deposits
Noninterest bearing demand	122,201	102,654
NOW, money market and savings	255,784	255,429
Time	182,530	165,029

Total deposits	560,515	523,112

Capital notes	5,000	—
Interest payable	100	88
Other liabilities	1,929	1,574

Total liabilities	$567,544	$524,774

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,378,436 as of September 30, 2017 and December 31, 2016	9,370	9,370
Additional paid-in-capital	31,495	31,495
Accumulated other comprehensive loss	(1,003)	(1,600)
Retained earnings	11,930	10,156

Total stockholders’ equity	$51,792	$49,421

Total liabilities and stockholders’ equity	$619,336	$574,195

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Interest Income
Loans	$5,683	$5,227	$16,336	$15,212
Securities
US Government and agency obligations	131	104	365	368
Mortgage backed securities	71	46	214	166
Municipals	88	73	258	163
Dividends	7	6	42	39
Other (Corporates)	24	4	81	13
Interest bearing deposits	21	13	53	28
Federal Funds sold	45	4	81	16

Total interest income	6,070	5,477	17,430	16,005

Interest Expense
Deposits
NOW, money market savings	186	153	530	428
Time Deposits	460	390	1,287	1,132
Federal Funds purchased	—	—	—	4
Reverse repurchase agreements	13	—	13	—
Brokered time deposits	77	67	201	136
Capital notes	50	—	137	8

Total interest expense	786	610	2,168	1,708

Net interest income	5,284	4,867	15,262	14,297

Provision for loan losses	200	145	745	595

Net interest income after provision for loan losses	5,084	4,722	14,517	13,702

Noninterest income
Gains on sale of loans held for sale	694	593	1,663	1,765
Service charges, fees and commissions	479	373	1,377	1,107
Increase in cash value of life insurance	86	75	259	205
Other	9	22	42	82
Gain on sales of available-for-sale securities	51	218	113	446

Total noninterest income	1,319	1,281	3,454	3,605

Noninterest expenses
Salaries and employee benefits	2,538	2,318	7,314	6,717
Occupancy	390	333	1,127	970
Equipment	360	316	1,146	949
Supplies	133	119	390	346
Professional, data processing, and other outside expense	735	696	2,112	2,059
Marketing	212	178	596	498
Credit expense	155	110	456	299
Other real estate expenses	42	52	78	57
FDIC insurance expense	94	92	285	275
Other	255	235	733	723

Total noninterest expenses	4,914	4,449	14,237	12,893

Income before income taxes	1,489	1,554	3,734	4,414
Income tax expense	474	499	1,172	1,421

Net Income	$1,015	$1,055	$2,562	$2,993

Weighted average shares outstanding - basic	4,378,436	4,378,436	4,378,436	4,378,436

Weighted average shares outstanding - diluted	4,378,519	4,378,436	4,378,524	4,378,436

Income per common share - basic	$0.23	$0.24	$0.59	$0.68

Income per common share - diluted	$0.23	$0.24	$0.59	$0.68